Exhibit 11


              BONE CARE INTERNATIONAL, INC., AND SUBSIDIARY
          Statement Regarding Computation of Earnings Per Share
                               (Unaudited)


                                           Three months ended
                                September 30,            September 30,
                                     1997                     1996
                                --------------           -------------
Net loss                         $ (1,008,478)           $ (296,002)
                                ==============           =============
Weighted average number of
 common shares                      8,722,382             8,707,382
                                ==============           =============
Net loss per common share           $   (0.12)             $  (0.03)
                                ==============           =============